UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2014

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 26, 2014, the Board of Directors of Epizyme, Inc. (the “Company”) elected Robert J. Gould, Ph.D., the Company’s Chief Executive Officer, as President and Interim Treasurer (“Interim Treasurer”) effective as of October 1, 2014. On September 2, 2014, the Company issued a press release announcing that Jason Rhodes submitted his resignation as President and Chief Financial Officer of the Company effective September 30, 2014. Dr. Gould will serve as the Company’s Interim Treasurer until a Chief Financial Officer is named.

Dr. Gould, 59, has served as a director since March 2008 and the Company’s Chief Executive Officer since March 2010. Prior to joining the Company, from November 2006 to March 2010, Dr. Gould served as Director of Novel Therapeutics at The Broad Institute of MIT and Harvard, a research institute. Prior to that, Dr. Gould was Vice President, Licensing and External Research, Merck Research Laboratories, at Merck & Co., Inc., a healthcare company, where he held a variety of leadership positions during his tenure of over 20 years.

Further in connection with the September 30, 2014 departure of Mr. Rhodes, Dr. Gould will serve as the Company’s principal financial officer and Stephen Garbacz, the Company’s Executive Director of Finance, will serve as the Company’s principal accounting officer, effective October 1, 2014 until a Chief Financial Officer is named.

Mr. Garbacz, 55, has served as the Company’s Executive Director of Finance since March 2013 after joining the Company in August 2012 as Senior Director of Finance. Prior to joining the Company, he served as Director of Corporate Accounting for Biogen Idec Inc., a biotechnology company, from January 2011 through July 2012 and as Controller, Pharmaceutical Operations & Technology from July 2008 through December 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: September 30, 2014	By:	/s/ Robert J. Gould

Robert J. Gould, Ph.D.
Chief Executive Officer